Exhibit 10.27

DANAHER CORPORATION AND ITS AFFILIATED ENTITIES
AGREEMENT REGARDING COMPETITION AND PROTECTION OF PROPRIETARY INTERESTS

Danaher Corporation believes that recruiting and retaining the best people to work in its highly competitive businesses means treating them fairly, rewarding their contributions, and thereby establishing a strong partnership for our collective well-being and continued success. Working at Danaher and/or any of its affiliates provides associates with specialized and unique knowledge and confidential information and access to key business relationships, which, if used in competition with Danaher and/or its affiliates, would cause harm to Danaher and/or its affiliates. As such, it is reasonable to expect a commitment from our associates that protects the legitimate business interests of Danaher and its affiliates, and therefore, their own interests. Please read and sign this Agreement in the spirit intended: our collective long-term growth and success.

I understand that I am or will be employed by or enter into a relationship with Danaher Corporationincluding its subsidiaries and/or affiliates (collectively the “Company”), and will learn and have access to the Company’s confidential, trade secret and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides and markets are unique. Further, I know that my promises in this Agreement are an important way for the Company to protect its proprietary interests.

I agree that the Company is engaged in a business which is highly specialized, the identity and particular needs of Company’s customers and vendors are not generally known, and the documents and information regarding, among other things, the Company’s employees and talent, the Danaher Business System, customers, vendors, services, products, technology, formulations, methods of operation, sales, marketing, pricing, and costs are highly confidential and proprietary.

I acknowledge and agree that I have been given an adequate period of time to consider this Agreement and to have this Agreement reviewed at my expense and by an attorney of my choice regarding the terms and legal effect of this Agreement. I have read this Agreement and understand all of its terms and conditions and am entering into this Agreement of my own free will without coercion from any source. I have not and am not relying on legal advice provided by the Company or any personnel of the Company.

I agree the above recitals are material terms of this Agreement.

In addition to other good and valuable consideration, I am expressly being given employment, continued employment, a relationship with the Company, renewal of a relationship with the Company, a promotion, eligibility to receive grants of stock options or other equity awards, certain monies, benefits, training and/or trade secrets and confidential information of the Company and its or their customers, suppliers, vendors or affiliates to which I would not have access but for my relationship with the Company in exchange for my agreeing to the terms of this Agreement. In consideration of the foregoing, I agree as follows:

1.	Protection of Confidential Information.

a.     Definition of “Confidential Information”. The term “Confidential Information” shall mean the trade secrets and other confidential information of the Company which is not generally known to the public, and which (a) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business or research or development of the Company or the Company’s actual or prospective vendors or customers; or (b) is suggested by or results from any task assigned to me by the Company or work performed by me for or on behalf of the Company or any customer of the Company. Confidential Information shall not be considered generally known to the public if revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to, customer and supplier identification and contacts, information about customers, Voice of the Customer data, reports or analyses, business relationships, contract terms, pricing, price lists, pricing formulas, margins, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, marketing plans, advertising or promotions, financial data (including but not limited to the revenues, costs, or profits, associated with any products or services), business and customer strategy, techniques, formulations, technical information, technical know-how, formulae, production information, inventions, invention disclosures, discoveries, drawings, invention methods, systems, information regarding all or any portion of the Danaher Business System, lease structure, processes, designs, plans, architecture, prototypes, models, software, source code, object code, solutions, personal or performance information about employees, Talent Reviews and Organizational Plans, research and development, copyrights, patent applications and plans or proposals related to the foregoing.

b.     Nondisclosure and Prohibition against Misuse. At all times during and after the termination of my employment or relationship with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company, utilize or disclose to anyone outside of the Company any Confidential Information, or any information received by the Company in confidence from or about third parties, as long as such matters remain trade secrets or confidential. The confidentiality obligations herein shall not prohibit me from divulging Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law; however, I shall promptly inform the Company of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order.

2.     Return of Property and Copying I agree that all tangible materials (whether originals or duplicates), including but not limited to, notebooks, computers, files, reports, proposals, price lists, lists of actual or potential customers or suppliers, talent lists, formulae, prototypes, tools, equipment, models, specifications, technical data, methodologies, research results, test results, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically, memoranda, and notes, in my possession or control which in any way relate to the Company’s business and which are furnished to me by or on behalf of the Company or which are prepared, compiled or acquired by me while working with or employed by the Company shall be the sole property of the Company. I will at any time upon the request of the Company and in any event promptly upon termination of my employment or relationship with the Company, but in any event no later than two (2) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Except to the extent approved by the Company or required by my bona fide job duties for the Company, I also agree that I will not copy or remove from the Company’s place of business or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, I agree that I will not provide any such materials to any competitor of or entity seeking to compete with the Company unless specifically approved in writing by the Company.

3.     Assignment of Developments I hereby assign to the Company my entire right, title and interest in any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data, work of authorship, trade secret, copyright, trademark, service mark, trademark registration, application for trademark registration, and patent and patent applications (all hereinafter called “Developments”), which I may solely or jointly conceive, write or acquire in whole or in part during the period I am employed by or working for the Company, and for a period of six months thereafter, and which relate in any way to the actual or anticipated business or research or development of the Company, or which are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company, whether or not such Developments are made, conceived, written or acquired during normal hours of work or using the Company’s facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection. The term “Developments” does not apply to any development for which no equipment, supplies, facilities or trade secret or Confidential Information of the Company was used, and which was developed entirely on my own time unless (a) the Development relates: (i) to the actual or anticipated business of the Company; or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Development results from any work performed by me for the Company. I acknowledge and agree that any intellectual property right in any Developments and related documentation, and work of authorship, which are created within the scope of my relationship with the Company, are owned solely by the Company.

4.     Disclosure of Developments I will promptly disclose any Developments referred to in Paragraph 3 to the management of the Company, including by following the Company’s policies and procedures in place from time to time for that purpose, and I will, on the Company’s request, promptly execute a specific assignment of title to the Company and such other documents as may reasonably be requested by the Company for the purpose of vesting, confirming or securing the Company’s title to the Developments, and I will do anything else reasonably necessary, at the Company’s sole expense, to enable the Company to secure a patent, trademark registration, copyright or other form of protection thereof in the United States and in other countries even after the termination of my employment or work relationship with the Company. If the Company is unable, after reasonable effort, to secure my signature or other action, whether because of my physical or mental incapacity or for any other reason, I hereby irrevocably designate and appoint the Company as my duly authorized agent and attorney-in-fact, to act for and on my behalf and stead to execute any such document and take any other such action to secure the Company’s rights and title to the Developments.

5.     Identification of Developments and Third Party Obligations.

(a) I have identified below all Developments in which I have any right, title or interest, and which were made, conceived or written wholly or in part by me prior to my employment or relationship with the Company and which relate to the actual or anticipated business or research or development of the Company. I represent and warrant that I am not a party to any agreements which would limit my ability to work for the Company or to assign Developments as provided for in Paragraph 3.
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(b) I acknowledge that the Company from time to time may have agreements with other persons or with the United States government or agencies thereof, or other governments or governmental agencies, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions that are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

6.     Protection of Proprietary Interests.

(a) I agree that during my employment or relationship with the Company, and for a period of 12 months thereafter, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting any person, company or entity to purchase or contract for products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by the Company, if that person, company or entity was a customer or potential customer of the Company for such products or services with which I had direct contact or about which I learned Confidential Information related to such products or services at any time during the 24 months preceding the termination of my employment or relationship with the Company.

(b) I agree that during my employment or relationship with the Company, and for a period of 12 months thereafter, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, offer, provide or sell or participate in offering, providing or selling, products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer of the Company for such products or services and with which I had direct contact regarding such products or services at any time during the 24 months preceding the termination of my employment or relationship with the Company.

(c) I agree that during my employment or relationship with the Company, and for a period of 12 months thereafter, I will not directly or indirectly, on behalf of myself or in conjunction with any other person, company or entity, own (other than less than 3% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by any person, company or entity which is in competition with the Company, with which I would hold a position with responsibilities similar to any position I held with the Company during the 24 months preceding the termination of my employment or relationship with the Company or in which I would have responsibility for and access to confidential information similar or relevant to that which I had access to during the 24months preceding the termination of my employment or relationship with the Company in any geographic territory over which I had Company responsibilities during the 24 months preceding the termination of my employment or relationship with the Company.

(d) I agree that during my employment or relationship with the Company and for a period of 12 months thereafter, I will not, nor will I assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the 6 months preceding the termination of my employment or relationship with the Company, who possesses or had access to Confidential Information of the Company, to leave the employ of or terminate a relationship with the Company; (ii) interfere with the performance by any such persons of their duties for the Company; or (iii) communicate with any such persons for the purposes described in Paragraph 6(d)(i) and (ii).

(e) I agree that during my employment or relationship with the Company, and for a period of 12 months thereafter, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, utilize or reveal confidential contract or relationship terms with any vendor or customer used by or served by the Company at any time during the 24 months preceding the termination of my employment or relationship with the Company.

(f) I agree that during my employment or relationship with the Company, and for a period of 12 months thereafter, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, interfere with or assist any third party in interfering with, the relationship of the Company with any vendor utilized by the Company at any time during the 24 months preceding the termination of my employment or relationship with the Company.

(g) I agree that during my employment or relationship with the Company and for a period of 12 months thereafter I will not directly or indirectly, on behalf of myself or any other person, company or entity, participate in the planning, research or development of any products or services, competitive with products or services of the Company, excluding general industry knowledge, for which I had product or service planning, research or development responsibilities during the 24 months preceding the termination of my employment or relationship with the Company.

(h) I agree that during my employment or relationship with the Company, and for a period of 12 months thereafter, I will not, directly or indirectly, become employed or engaged by or affiliated with any person, company or entity that was a vendor or customer of the Company, during the 24 months preceding the termination of my employment or relationship with the Company, in any capacity in which I would work with or support products or services competitive with or similar to the products, services, or support offered by, performed by, developed by or created by me for the Company during the 24 months preceding the termination of my employment or relationship with the Company.

(i) I agree that nothing in this Section 6 shall limit my obligations under Paragraph 1 of this Agreement. Further, I understand and agree that during my employment or work relationship and the restricted time periods thereafter designated in this Agreement, while I may gather information to investigate other employment opportunities, I understand and agree that I shall not make plans or prepare to compete, solicit or take on activities which are in violation of this Agreement.

7.     Best Efforts. I agree that during my employment or relationship with the Company, I will devote my best efforts to the performance of my duties and the advancement of the Company and shall not engage in any other employment, profitable activities, or other pursuits which would cause me to disclose or utilize the Company’s Confidential Information, or reflect adversely on the Company. This obligation shall include, but is not limited to, obtaining the Company’s consent prior to performing tasks for customers of the Company outside of my customary duties for the Company, giving speeches or writing articles, blogs, or posts, about the business of the Company, improperly using the name of the Company or identifying my association or position with the Company in a manner that reflects unfavorably upon the Company. I further agree that I will not use, incorporate, or otherwise create any business entity or organization or domain name using any name confusingly similar to the name Danaher Corporation or the name of any affiliate of Danaher or any other name under which any such entities does business.

8.     Certification. I agree not to disclose to the Company, or use in my work for the Company, any confidential information and/or trade secrets belonging to others, including without limitation, my prior employers, or any prior inventions made by me and which the Company is not otherwise legally entitled to learn of or use. Furthermore, by executing this Agreement, I certify that I am not subject to any restrictive covenants and/or obligations that would prevent me from fully performing my duties for the Company. I also agree that after my employment or relationship with the Company terminates, the Company may contact any employer or prospective employer of mine to inform them of my obligations under this Agreement and that, for a period of five (5) years after my employment or relationship with the Company terminates, I shall affirmatively provide this Agreement to all subsequent employers.

9.     Injunctive Relief and Attorney’s Fees. In the event of a breach or a threatened breach of this Agreement by me, I acknowledge and agree that the Company will face irreparable injury which would be difficult to calculate in monetary terms and for which damages would be an inadequate remedy, I agree that the Company shall be entitled, in addition to remedies otherwise available at law or in equity, to obtain and enforce immediately temporary restraining orders, preliminary injunctions and final injunctions without the posting of a bond enjoining such breach or threatened breach. Should the Company successfully enforce any portion of this Agreement before a trier of fact, the Company shall be entitled to receive and recover from me all of its reasonable attorney’s fees, litigation expenses and costs incurred as a result of enforcing this Agreement against me.

10.     Amendment, Waiver, Severability and Merger. Except as set forth in Paragraph 12 below, this Agreement is my entire agreement with the Company with respect to the subject matter hereof, and it amends (to the extent enforceable) all previous oral or written understandings or agreements, if any, made by or with the Company regarding the same subject matter and can be revoked or modified only by a written agreement signed by me and the Company. I agree that by executing this Agreement I am no longer entitled to any Severance Payments or Termination Payments I may have been entitled to under a prior competition, solicitation and/or proprietary interest agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be effective unless it is in writing and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of any provision of this Agreement. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement as well as the provisions of my prior agreement with the Company, if any, regarding the same subject matter as that which was found unenforceable herein shall nevertheless be enforceable and binding on the parties. I also agree that the trier of fact may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I acknowledge and agree that I have not, will not and cannot rely on any representations not expressly made herein. The terms of this Agreement shall not be amended by me or the Company except by the express written consent of the Company and me. The paragraph headings in this Agreement are for convenience of reference and in no way define, limit or affect the meaning of this Agreement.

11.     At-Will Employment Status. I acknowledge and agree that that nothing in this Agreement shall be construed or is intended to create a guarantee of employment, express or implied, for any specific period of time. I acknowledge and agree that this Agreement does not require me to continue my employment or relationship with the Company for any particular length of time (unless otherwise agreed to in writing as an independent contractor or consultant) and shall not be construed to require the Company to continue my employment, relationship or compensation for any particular length of time. I acknowledge and agree that if I am employed by the Company it is on an at-will basis which means that the Company and I each have the right to terminate the employment relationship with or without cause or reason, with or without notice or compliance with any procedures. If I am an independent contractor or consultant for the Company, unless agreed to otherwise in writing by the Company and me, the Company and I each have the right to terminate the relationship with or without cause or reason, with or without notice or compliance with any procedures. I acknowledge and agree that my knowledge, skills and abilities\ are sufficient to enable me, if my employment or relationship with the Company terminates, to earn a satisfactory livelihood without violating this Agreement.

12.     Acknowledgment of Obligations. I acknowledge that my obligations under this Agreement are in addition to, and do not limit, any and all obligations concerning the same subject matter arising under any applicable law including, without limitation, common law duties of loyalty and common law and statutory law relating to trade secrets.

13.     Obligations Survive Termination. I acknowledge and agree that the restrictions and covenants set forth in this Agreement shall be binding upon me and survive termination of my employment or relationship with the Company regardless of the reason(s) for such termination. I acknowledge and agree that the Company has an important and legitimate business interest that it is seeking to protect with this Agreement and that enforcement of this Agreement would not interfere with the interests of the public.

14.     Cooperation. I agree to cooperate in the truthful and honest prosecution and/or defense of any third party claim in which the Company may have an interest subject to reasonable limitations concerning time and place, which may include without limitation making myself available to participate in any proceeding involving the Company, allowing myself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons= with relevant information; provided that, if such services are required after the termination of my employment or relationship with the Company, it shall provide me reasonable compensation for the time actually expended in such endeavors and shall pay my reasonable expenses incurred at the prior and specific request of the Company.

15.     Non-Disparagement. I agree that during and after my employment or relationship with the Company ends for any reason, I will not make any false, disparaging or derogatory statement(s) to any media outlet, industry group, financial institution, current or former employee, consultant, client or customer of the Company, or any other entity or person, which are adverse to the interests, products, services or personnel of the Company or its and their customers or vendors. I further agree that I will not take any action that may reasonably cause the Company, its customers or its vendors embarrassment or humiliation, and I will not otherwise directly or indirectly cause the Company, its customers or its vendors to be held in disrepute.

16.     Assignment and Transfer of Employment or Relationship. The rights and/or obligations herein may only be assigned by the Company, may be done without my consent and shall bind and inure to the benefit of the Company, its successors and assigns. If the Company makes any assignment of the rights and/or obligations herein or transfers my employment or relationship within the Company, I agree that this Agreement shall remain binding upon me. Notwithstanding the language in this Paragraph 16, in connection with and as a condition of any assignment or transfer of my employment or relationship the Company, a successor, or assignee of the Company shall have the right to terminate this Agreement and require me to sign a new Agreement Regarding Competition and the Protection of Proprietary Interests.

17.     Change of Position. I acknowledge and agree that any change in my position or title with the Company shall not cause this Agreement to terminate and shall not effect any change in my obligations under this Agreement.

18.     Acceptance. I agree that this Agreement is accepted by me through my original or facsimile signature. I further agree that the Company is deemed to have accepted this Agreement as evidenced by my employment or relationship with the Company, the payment of wages or monies to me, the provision of benefits to me, or by executing this Agreement.

19.     Binding Effect. This Agreement, and the obligations hereunder, shall be binding upon me and my successors, heirs, executors, and representatives and shall inure to the benefit of the Company, its successors and its assigns.

20.     Third Party Beneficiaries. This Agreement is intended to benefit each and every subsidiary, affiliate or business unit of the Company for which I perform services, for which I have customer contact or about which I] receive Confidential Information and may be enforced by any such entity. I agree and intend to create a direct, consequential benefit to the Company regardless of the Company entity with which I am affiliated on the last day of my employment or relationship with the Company.

Agreed to by:
Danaher Corporation

Associate Signature

Associate’s Printed Name	Print Name and Title

Date: __________________________	Date: ________________________